EXHIBIT 10.34
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Second Amendment to Lease”), effective as of January 1, 2026 (the “Effective Date”), by and among FORT SCHUYLER MANAGEMENT CORPORATION, a not-for-profit corporation existing under the laws of the State of New York, having its office located at 257 Fuller Road, Albany, New York 12203 (“Landlord”), and IMMUNITYBIO, INC. a publicly held corporation under the laws of the state of Delaware and having an office at 3530 John Hopkins Court, San Diego, California 92121 (“Tenant”). Each of Landlord and Tenant may sometimes be referred to herein as a “Party” and, collectively, as the “Parties”.
WHEREAS, Landlord and Athenex, Inc., a Delaware corporation (“Athenex”), entered into that certain Site Access Agreement, dated as of August 9, 2017 (the “Site Access Agreement”) and that certain Fort Schuyler Management Corporation Lease, dated as of October 1, 2021 (the “Original Lease”) pursuant to which Landlord leased to Athenex that certain Premises (as defined in the Original Lease), which is inclusive of the Building (as defined in the Original Lease), Land (as defined in the Original Lease), and Manufacturing Equipment (as defined in the Original Lease);
WHEREAS, pursuant to an Assignment of Lease, dated as of February 14, 2022, by and between Athenex and Tenant, Athenex sold, assigned, and transferred to Tenant all of Athenex’s rights in and to, and delegated to Tenant all of Athenex’s duties and obligations under, the Site Access Agreement and the Original Lease (collectively, the “Assignment Transaction”);
WHEREAS, in connection with the Assignment Transaction, the Parties entered into that certain First Amendment to Lease effective February 14, 2022 (the “First Amendment to Lease” and, together with the Original Lease, the “Amended Lease”) to amend certain terms of the Original Lease; and
WHEREAS, the Parties entered into a Term Sheet along with New York State Urban Development Corporation d/b/a Empire State Development (“ESD”) fully executed on May 27, 2025 whereby the Parties agreed to enter into this Second Amendment to Lease to amend certain terms of the Amended Lease as set forth herein (as amended by this Second Amendment to Lease, the “Lease”).
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby formally covenant, agree and bind themselves as follows:
1.Definitional Matters. All capitalized terms used herein which are not otherwise defined shall have the meanings set forth in the Amended Lease.
2.Amendments. Upon the Effective Date, the Amended Lease is amended as follows:
a.The sentence contained in Section 1.1 of the Lease stating ““Base Rent” is $2.00 per year” is hereby deleted and replaced with the following:

“Base Rent” is Five Hundred Twenty-Five Thousand and 00/100 Dollars ($525,000.00) per year.”
b.The sentence contained in Section 1.1 of the Lease stating “Base Rent shall be payable in advance before each anniversary of the Effective Date, with the first such payment due on or before the Commencement Date, to Landlord without the need for invoicing from Landlord” is hereby deleted and replaced with the following:
“Base Rent shall be due quarterly, in advance on or before the first day of the next successive quarter without the need for invoicing from the Landlord, provided that solely with respect to the first quarter of 2026, payment shall be made on or prior to January 12, 2026. If Tenant is late in making any payment of Base Rent due to Landlord under this Lease for more than ten (10) days following the due date, then interest shall accrue at the rate of seven percent (7%) per annum from the original due date until paid.”
c.Section 1.2 is deleted and replaced with the following:
“The term of this Lease (the “Term”) shall commence on October 1, 2021(the “Commencement Date”) and shall continue until December 31, 2028 (the “Termination Date”), unless sooner terminated in accordance with the provisions of this Lease, including Section 20.1(a). Any term of the Lease as amended by the Second Amendment which requires any action or otherwise references a date which falls after the Termination Date shall be deemed to survive the Termination Date unless and until both Parties specifically terminate all aspects of the Lease, including those intended to survive the Lease, in a separate writing.”
d.Section 1.4 is deleted and replaced with the following:
“1.4 [Reserved].”
e.Section 3.3 is amended by deleting the first paragraph and replacing the same with the following:
“In addition to the liability, responsibility and obligations which Tenant expressly agreed to take on and bear pursuant to the Site Access Agreement, including without limitation Sections 3, 4, 5 and 6 thereof, all of which shall be deemed incorporated herein to the same extent as if restated herein in their entirety (and which shall remain Tenant’s responsibility under Section 3.2 above), Tenant shall, at its sole cost and expense, keep the foundation, the exterior walls, plate glass windows, exterior entrance doors, exterior entrance door closure devices, and other exterior openings; window and window frames, molding, locks, and hardware; signs, placards, decorations or advertising media of any type, underground utilities, roof exclusive of the Roof Panel Cladding, and furnace of the Building in good order, condition and repair and make all necessary repairs and/or replacements thereto, reasonable wear and tear excepted.”
f.Section 3.3 is amended by adding the following sentence at the end of the section:
“Notwithstanding the foregoing, Landlord acknowledges and agrees that Tenant may engage other contractors and/or subcontractors following the Effective Date of the Second Amendment to Lease for construction services relating to the Building pursuant to one or more additional agreements.”
g.Section 3.4 is amended by deleting the entire Section 3.4 and replacing it with the following:
“In the event the Premises should become in need of maintenance, repair or replacement required to be made by either party hereunder, said party will perform said maintenance, repair and replacement activities in compliance with all applicable federal, state, county and municipal laws, ordinances, codes, rules, orders, and regulations.”
h.Article 6 is amended by deleting the second sentence thereof and replacing the same with the following:
““Pre-Approved Alterations” means (i) the installation of the unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Premises, (ii) Alterations that are nonstructural and do not involve building penetrations that adversely affect the Building’s structure and (iii) such Alterations Tenant deems critical for its purposes in commencing pharmaceutical manufacturing operations and continuing such operations; provided, however, that such Alterations that deviate from pharmaceutical manufacturing operations that will affect Building systems shall not be made unless and until Landlord has the opportunity to review and consent to such proposed Alterations in advance; provided, further, if Landlord does not respond to Tenant’s notice of Alterations that deviate from pharmaceutical manufacturing operations that will affect Building systems within 10 business days following the date of such notice, then such failure to respond shall be deemed to be Landlord’s consent to such proposed Alterations. Prior to the Effective Date of the Second Amendment to Lease, Tenant shall provide Landlord with a full description of any Alterations to be completed or undertaken as of such date. Following the Effective Date of the Second Amendment to Lease, Tenant shall provide annual updates of all Alterations, which shall include anticipated timing of completion of such Alterations.”
i.Article 7 is amended by deleting the second paragraph thereof in its entirety and replacing the same with the following:

“Landlord may enter the Premises (excluding the portions of the Premises secured by Tenant for hosting sensitive equipment and operations, which Tenant shall only be able to access as set forth above) during normal business hours with not less than two (2) business days’ prior written notice, except where Tenant is in default under this Lease beyond any applicable notice and cure period, in which case no notice is required.”
j.Section 9.1 is amended by adding the following sentence at the end of the section:
“Tenant shall indemnify, hold harmless and defend Landlord and ESD harmless and shall execute any and all hold harmless agreements, releases and confessions of judgment in favor of Landlord and ESD in connection with anything resulting from the Tenant’s use of the Premises, including, without limitation, existing or resulting litigation relating to the Premises, to the terms of the Lease, to the Tenant’s capital investments (including, without limitation any construction activities) at the Premises, or to Tenant’s operations at the Premises.”
k.Section 9.8 is amended by deleting the second and third sentences thereof in their entirety.
l.Section 11.1 is amended by deleting the fifth sentence thereof and replacing the same with the following new sentence:
“If Landlord fails to timely reimburse Tenant as aforesaid, then Tenant may offset the amount against the amount of the applicable Capital Investment Target (as defined below) for the period in which such offset occurs.”
m.Section 12.3 is amended by adding the following sentence after the second sentence thereof:
“Landlord acknowledges and permits Tenant to enter into such documents or amendments to existing documents with the County of Chautauqua Industrial Development Agency in order to implement the terms of the Second Amendment to Lease; provided, however, that Tenant will provide prompt notice to Landlord prior to entering into such documents or amendments to existing documents with the County of Chautauqua Industrial Development Agency.”
n.Article 13 is deleted in its entirety and replaced with the following:
“ARTICLE 13 Default by Tenant
13.1 The following events shall be deemed to be events of default by Tenant under this Lease:
(a) Tenant shall fail to pay any Rent or make any other payment of money when due hereunder.

(b) Tenant shall breach any term, provision or covenant of this Lease.
(c) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.
(d) Tenant shall file, or have filed against it, a petition under any section or chapter of the national bankruptcy act (and it is not dismissed within ninety (90) days of the filing), as amended, or under any similar law or statute of the United States or any state thereof, or Tenant or any guarantor of Tenant’s obligations under this Lease shall be adjudged bankruptcy or insolvent in proceedings filed against Tenant or any guarantor of Tenant’s obligations under this Lease.
(e) A receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant.
(f) Tenant vacates the Premises, fails to conduct its business in the Premises, or once manufacturing commences at the Premises, fails to manufacture pharmaceutical products at the Premises for a period of more than ninety (90) consecutive days, other than pursuant to:
(i)a Casualty Event, provided that (A) Tenant promptly takes commercially reasonable steps to remediate such Casualty Event and continues such remediation efforts in good faith until completion of the same, and (B) such Casualty Event was not caused by the negligence or intentional act of Tenant or any Tenant Party,
(ii)Force Majeure,
(iii)a partial or full suspension or cessation of manufacturing at the Premises in connection with (A) an inspection, investigation or review of the Premises or the Tenant’s pharmaceutical products manufactured at the Premises by a federal, state or local government agency, self-regulated organization or quasi-governmental authority, provided Tenant maintains its employees located at the Premises on the payroll in the ordinary course of business or (B) the Tenant’s ordinary course of business, provided Tenant maintains its employees located at the Premises on the payroll and provided that such suspension does not last more than one hundred twenty (120) days, or
(iv)other suspensions of manufacturing at the Premises which may not qualify under Sections 13.1(f)(i), (ii) or (iii), provided that (A) Tenant shall maintain substantially all of its employees located at the Premises on payroll during such period, (B) Tenant restarts manufacturing at the Premises within one hundred twenty (120) days following the expiration of the ninety (90) day period, and (C) Tenant shall only be allowed to avail itself of this Section 13.1(f)(iv) once during the Term.
(g) Subject to the provisions set forth in Section 13.1(f), Tenant fails to commence manufacturing operations at the Premises by December 31, 2028 and continue such manufacturing operations consecutively through December 31, 2035 if Tenant commences manufacturing in 2027 (or through December 31, 2036 if manufacturing commences after 2027) (the “Manufacturing Operations Covenant”).
13.2 Upon the occurrence of an event of default set forth in Section 13.1, Landlord shall provide Tenant with notice of the occurrence of such event of default and shall provide Tenant with at least thirty (30) days from the date of Tenant’s receipt of such written notice of an event of default to cure such event of default; provided, that if Tenant is pursuing a remedy to cure such event of default in good faith at the expiration of such 30 day period, Tenant shall have such reasonable period following the expiration of such 30 day period as is necessary to cure such event of default. Upon the occurrence of an event of default of any of the terms set forth in Article 19, subject to the provisions set forth in Section 19.8, the Landlord shall have the right to automatically terminate the Lease, without any official advance notice required, immediately upon such default. Upon the expiration of such applicable cure period for an event of default (or, subject to the provisions set forth in Section 19.8, immediately in the event of a default under Article 19), Landlord shall have the option to pursue any and all remedies permissible at law, including the following:
(a) Landlord may enter upon and take possession of the Premises in order to protect them from deterioration and Landlord shall have the right to recover from Tenant any other out of pocket costs or expenses, including reasonable attorneys’ fees and court costs, incurred by Landlord in connection therewith. Landlord may continue to demand from Tenant the Rent and Additional Rent, without any obligation to relet but that if Landlord, in its sole discretion, elects to relet the Premises, such action by Landlord shall not be deemed as an acceptance of Tenant’s surrender of the Premises unless Landlord expressly notifies Tenant of such acceptance in writing. Landlord, in its sole discretion, may elect for all Rent and Additional Rent reserved in this Lease from the date of such breach to the expiration date of this Lease, to become immediately due and payable to Landlord. Tenant hereby acknowledges that if Landlord relets the Premises, Landlord shall be reletting as Tenant’s agent and Tenant furthermore hereby agrees to pay to Landlord on demand any deficiency that may arise between the Rent and Additional Rent that are actually collected by Landlord. Notwithstanding the foregoing, Tenant shall not be liable for consequential or other indirect damages (including without limitation, lost profits or business interruption).
(b) Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession, arrearages in or acceleration of rent, enter upon and take possession of the Premises and expel or remove Tenant or any other person who may be occupying the Premises or any part thereof, as provided by law. In addition, Landlord shall have the right to recover from Tenant any other actual, out-of-pocket costs or expenses, including reasonable attorneys’ fees and court costs, incurred by Landlord in connection with the preceding sentence. Tenant agrees to pay Landlord on demand the amount of all loss and damage that Landlord may be entitled to by law. Notwithstanding the foregoing, Tenant shall not be liable for consequential or other indirect damages (including without limitation, lost profits or business interruption).
13.3 If Landlord elects to exercise any remedy prescribed above, any such election shall in no way prejudice Landlord’s rights at any time thereafter to change said election in favor of any other remedy(ies) prescribed. Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. It is further agreed that in addition to Rent payments required under this Lease, Tenant shall compensate Landlord for any other actual, out-of-pocket costs or expenses, including reasonable attorneys’ fees and court costs, incurred by Landlord as a result of Tenant’s default. Notwithstanding the foregoing, Tenant shall not be liable for consequential or other indirect damages (including without limitation, lost profits or business interruption).
13.4 If Landlord exercises its right to terminate the Lease pursuant to Section 13.2, Landlord shall provide Tenant with a one hundred twenty (120) day wind down period (the “Wind Down Period”) in which to wind down operations at the Premises and to remove personal property that it is not otherwise obligated to remove from the Premises in accordance with the Lease, which Wind Down Period may be extended by the Landlord at the Landlord’s reasonable discretion. Tenant shall continue to pay all Rent and any other amounts due under this Lease during the Wind Down Period.”

o.Article 15 is amended by deleting the second paragraph thereof in its entirety and replacing the same with the following:
““Superior Interest” means any mortgage, master lease(s), ground lease(s), building loan agreements, leasehold mortgages, spreader and consolidation agreements and other similar documents and instruments, that may now or hereafter affect this Lease or the real property of which the Premises form a part and to all renewals, modifications, consolidations, replacements, extensions, assignments, spreaders, and refinancings thereof and to all advances made or hereafter made thereunder. Each Superior Interest whose holder has entered into and SNDA shall be a permitted encumbrance.”
p.Article 17 is amended by deleting the clause “or Renewal Term” in the second sentence thereof.
q.New Section 18.20 set forth below is incorporated into the Lease:
“18.20 If Tenant complies with the reporting requirements set forth in Section 19.9, then the first sentence of Section 18.19 will not be applicable.”
r.New Article 19 set forth below is incorporated into the Lease:
“Article 19 Headcount, Investment & Operating Budget Targets
19.1 Tenant shall meet the following targets relating to the amount of permanent, full-time employees employed by Tenant and/or its Affiliates by the corresponding date noted below (the “Headcount Targets”):

Number of Employees	Date
Minimum of 9	December 31, 2025
Minimum of 25	December 31, 2026
Minimum of 45	December 31, 2027
Minimum of 100	December 31, 2028
19.2 Tenant shall meet the following cumulative targets relating to capital investments made by Tenant and/or its Affiliates to maintain, repair and prepare the Building for pharmaceutical manufacturing by the corresponding date noted below (the “Capital Investment Targets”):

Amount of Capital Investment	Date
Minimum of $7,000,000	December 31, 2026
Minimum of $25,000,000	December 31, 2027
Minimum of $40,000,000	December 31, 2028
19.3 Tenant shall meet the following targets relating to the Tenant’s and/or its Affiliates’ annual operating budget spent at the Premises during the corresponding periods noted below, which shall include the amount of the Rent paid by Tenant during such period (the “Operating Budget Targets” and, together with the Headcount Targets and Capital Investment Targets, the “Lease Term Targets”):

Amount of Operating Budget Spend	Period
Minimum of $4,200,000	From January 1, 2025 through December 31, 2025
Minimum of $5,000,000	From January 1, 2026 through December 31, 2026
Minimum of $5,000,000	From January 1, 2027 through December 31, 2027
Minimum of $5,000,000	From: January 1, 2028 through December 31, 2028
19.4 Notwithstanding dates listed for the Capital Investment Targets described in Section 19.2 above, in the event that Tenant cannot meet the Capital Investment Targets by such deadlines listed above after Tenant has made good faith efforts to do so, Landlord agrees to work with Tenant in good faith to adjust such deadlines to conform to the Tenant’s and/or its Affiliates’ actual expenditure at such time.
19.5 If in any applicable measurement period Tenant and/or its Affiliates achieves less than 90% of the applicable Operating Budget Target or Capital Investment Target by the deadline described in Section 19.2 or Section 19.3, as applicable, or such other deadline agreed to by Tenant and Landlord pursuant to Section 19.4, then Tenant shall pay a penalty to Landlord in the amount of 50% of the difference between the amount that is 90% of the applicable Operating Budget Target or Capital Investment Target and the amount actually achieved.
19.6 If in any applicable measurement period Tenant and/or its Affiliates achieves at least 90%, but less than 100%, of the applicable Operating Budget Target or Capital Investment Target by the deadline described in Section 19.2 or Section 19.3, as applicable, or such other deadline agreed to by Tenant and Landlord pursuant to Section 19.4, then Tenant shall pay a penalty to Landlord in the amount of 25% of the difference between the amount actually achieved and the applicable Operating Budget Target or Capital Investment Target; provided, however, in such event, if Tenant provides Landlord with a documented plan to achieve 100% of such Operating Budget Target or Capital Investment Target in the following year, then Landlord, in its sole and absolute discretion, may waive the 25% penalty described above.

19.7 If Tenant and/or its Affiliates achieves less than 100% of its Capital Investment Target or Operating Budget Target by the deadline described in Section 19.2 or Section 19.3, as applicable, or such other deadline agreed to by Tenant and Landlord pursuant to Section 19.4, but Tenant exceeded its Capital Investment Target or Operating Budget Target, as applicable, in the prior year, Landlord shall consider such excess in good faith as a factor in Landlord’s determination as to whether to impose or waive such penalty described in Section 19.5 or Section 19.6, as applicable.
19.8 If Tenant and/or its Affiliates fails to meet any of the Headcount Targets, Operating Budget Targets or Capital Investment Targets by the applicable deadline, such failure shall be deemed an event of default by Tenant and Landlord shall have the right to terminate the Lease in compliance with Section 13.2; provided, however, such failures noted above shall not be deemed an event of default and Landlord shall not have the right to terminate the Lease for Tenant’s failure to meet any of the Headcount Targets, Operating Budget Targets or Capital Investment Targets by the applicable deadline if (a) Tenant has met at least 90% of each of the Headcount Target, Operating Budget Target and Capital Investment Target for such applicable year, (b) Tenant is making progress toward commencing manufacturing (if such shortfall occurs on or prior to December 31, 2028) or actually commenced manufacturing (if shortfall is after December 31, 2028), (c) no other event of default exists, and (d) Tenant pays all applicable penalties within thirty (30) days following the date such penalty is due.
19.9 Subject to the Agreement to Protect Proprietary or Commercially Sensitive Information or Trade Secrets by and between Tenant and the New York State Urban Development Corporation d/b/a Empire State Development (“ESD”), dated as of July 9, 2025 (the “Confidentiality Agreement”), and the Joinder Agreement by and among NYCREATES, Landlord and Tenant, dated July 9, 2025, whereby NYCREATES and Landlord became parties and subject to the Confidentiality Agreement, Tenant covenants to provide Landlord and ESD with the following on an annual basis:
(a)proof of timely payment for each stage of work completed in connection with the capital investments made by Tenant at the Premises throughout the Term;
(b)Tenant shall deliver reports to Landlord relating to the status of the work being performed in connection with the capital investments made by Tenant at the Premises;

(c)Tenant shall deliver reports to Landlord regarding the Lease Term Targets or Post-Purchase Headcount Targets (as defined below), as applicable, at the Premises; and
(d)Such other information as is reasonably requested by Landlord and/or ESD that is necessary to evidence compliance with the terms of the Lease.
19.10 Tenant and/or its Affiliates shall make all payments in connection with the capital investments in a timely manner and in good faith to prevent the imposition of any mechanics liens on the Premises, except for such payments and/or liens being disputed in good faith, and shall indemnify and hold harmless the Landlord and ESD for Tenant’s use of the Premises and for any liens or any actions related to or arising from the capital investments made at the Premises.”
s.New Article 20 set forth below is incorporated into the Lease:
“Article 20 Purchase Option
20.1 Purchase Option.
(a)Tenant shall have the option to purchase the Premises and the Manufacturing Equipment (the “Purchase Option”), as encumbered by liens, mortgages and other encumbrances of record, incurred or caused by Tenant, including mechanics’ liens as a result of work that Tenant has approved, or encumbrances consented to by Tenant (“Encumbrance”), if any, including the covenants as expressly described in this Section 20.1(a), on either (I) January 1, 2028 or (II) January 1, 2029 (the “Purchase Option Exercise Date”) for the price of One and 00/100 U.S. Dollar ($1.00), pursuant to a Bargain and Sale Deed with covenants, provided that there is no event of default under the Lease for which notice has been provided to Tenant and that has not been cured by Tenant within the applicable cure period as provided in this Lease or Anticipatory Breach (as defined below) at such time. Notwithstanding any other provision of this Lease, under no circumstances may Tenant exercise the Purchase Option unless Tenant has commenced manufacturing at the Premises. Likewise, if there is an excusable reason that Tenant has not commenced manufacturing by January 1, 2029 due to a Force Majeure event or otherwise, the Purchase Option may only be exercisable by the Tenant if (I) Landlord has agreed, in its reasonable discretion, to extend the Purchase Option Exercise Date, and (II) manufacturing at the Premises has commenced by said extended date. In the event there is any dispute between the Landlord and Tenant regarding the immediately preceding sentence, such dispute shall be resolved pursuant to the terms of Section 20.1(b). If Tenant timely exercises the Purchase Option, Landlord shall execute a customary title affidavit and any other documents or instruments as may be required by Tenant’s title insurer. If the Tenant exercises the Purchase Option, the following covenants and restrictions shall run with the land and be included in the Conveyance Deed (as defined below) (the “Purchase Option Restrictive Covenants”):
(i)Other than pursuant to a Permitted Transfer (as defined below), Tenant shall be prohibited from conveying the Premises for a five (5) year period following the Purchase Option Exercise Date without obtaining the prior written consent of Landlord and ESD (the “Reconveyance Restriction”), which consent shall be provided at their sole and absolute discretion. Tenant and Landlord acknowledge and agree that the deed issued to the Tenant upon the purchase of the Premises and Manufacturing Equipment by Tenant (the “Conveyance Deed”) shall include the Reconveyance Restriction and a Right of Reverter (as defined below) that shall provide Landlord the right to cause the title to the Premises to automatically revert back to Landlord. For purposes of Article 20, a “Right of Reverter” shall mean that Tenant or any grantee of Tenant violates or presents an Anticipatory Breach of (a) Section 13.1(f), which shall be incorporated into the Conveyance Deed by reference and shall survive the termination of the Lease and the Manufacturing Operations Covenant, other than as a result of an event described in Section 13.1(f), during the five (5) year period immediately following the Purchase Option Exercise Date and/or (b) the Reconveyance Restriction. If Tenant or any grantee of Tenant violates the Reconveyance Restriction, Landlord shall have the right to automatically exercise its Right of Reverter and Tenant hereby agrees to pay a penalty to Landlord within 10 days following Landlord’s request in the amount equal to seventy percent (70%) of the sales price upon the closing of the transfer of the Premises. A “Permitted Transfer” means any of the following: (i) a sale of all or substantially all the assets of Tenant to an entity that following such transaction is valued equal to or greater than Tenant prior to such transaction; (ii) a sale of Tenant’s stock or other similar transaction whereby a person or entity obtains ownership of 50% or greater of Tenant’s equity (excluding any beneficial owner of 50% or more of Tenant’s outstanding stock as of the Effective Date of the Second Amendment to Lease or its affiliates); provided that such person or entity following such transaction is valued equal to or greater than Tenant prior to such transaction; or (iii) a merger or consolidation whereby Tenant is not the surviving entity; provided that such surviving entity following such transaction is valued equal to or greater than Tenant prior to such transaction. A Permitted Transfer shall not be effective unless the successor to the Tenant agrees in writing to be bound by the terms and conditions of the Conveyance Deed upon such transfer.
(ii)Tenant and/or its Affiliates shall meet the following targets relating to the amount of permanent, full-time employees employed by Tenant and/or its Affiliates and of third-parties with whom Tenant has contracted to perform work or services at the Premises by the corresponding date noted below (the “Post-Purchase Headcount Targets”):

Number of Employees	Date
Minimum of 150	12/31/2029
Minimum of 350	12/31/2030
Minimum of 400	12/31/2031
Minimum of 450	December 31, 2032 and through December 31, 2023, inclusive
If on the applicable measurement date Tenant and/or its Affiliates fails to meet at least 90% of the applicable Post-Purchase Headcount Target as described above, Tenant shall pay Landlord a penalty of Ten Thousand and 00/100 U.S. Dollars ($10,000.00) per each employee below the applicable Post-Purchase Headcount Target.
Tenant hereby agrees that in the event it conveys the Premises pursuant to Section 20.1(a)(i), either with prior written approval from Landlord and ESD within the five (5) year period following the Purchase Option Exercise Date or after the five (5) year period following the Purchase Option Exercise Date, it shall condition such conveyance on the acquiror’s agreement to comply with the Post-Purchase Headcount Targets and be responsible for the payment of any penalties for the failure to meet such targets.
(iii)For purposes of this Article 20, Anticipatory Breach shall mean an indication from Tenant that it will not perform under this Lease or under any terms of the Conveyance Deed before the Tenant’s performance is due, and good faith performance or excusable non-performance cannot be proven to the satisfaction of Landlord and ESD in their sole and absolute discretion.
(b) Any dispute relating to Section 20.1(a) of this Lease shall be determined under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (presently rules E-1 through E-10); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule E-4 shall be returned within five (5) business days from the date of mailing, (ii) the parties shall notify the American Arbitration Association, by telephone, within four (4) days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association and was not objected to in accordance with the second sentence of Rule E-4, (iii) the Notice of Hearing referred to in Rule E-7 shall be four (4) days in advance of the hearing, and (iv) the hearing shall be held within ten (10) days after the appointment of the arbitrator. Each party shall pay its fees and expenses in connection with such arbitration, and the fees and expenses of the arbitrator(s) shall be borne by the parties equally.”
t.A new Exhibit B in the form attached hereto as Appendix A is added to the Lease as Exhibit B.
3.Miscellaneous. This Second Amendment to Lease may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Any signed copy of this Second Amendment to Lease made by reliable means (e.g., photocopy, facsimile, or PDF Adobe Acrobat) shall be considered an original. This Second Amendment to Lease shall be governed, construed and enforced in accordance with the laws of the State of New York. This Second Amendment to Lease may not be assigned without the prior written consent of all of the Parties hereto. The Original Lease, the First Amendment to Lease and the Second Amendment to Lease and the attachments thereto and hereto constitutes the sole and entire agreement of the Parties with respect to the subject matter therein and herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any conflict or inconsistency between the terms and conditions of this Second Amendment to Lease and Original Lease or First Amendment to Lease, the terms and conditions of this Second Amendment to Lease shall control.
[Remainder of Page Intentionally Left Blank; Signature Page(s) Follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to Lease to be executed in their respective names by their authorized representatives as of the Effective Date.
LANDLORD:
FORT SCHUYLER MANAGEMENT
CORPORATION
By: /s/ Paul C. Kelly
Name: Paul C. Kelly
Title: Chief Operating Officer
Date: 12/29/2025
TENANT:
IMMUNITYBIO, INC.
By: /s/ David Sachs
Name: David Sachs
Title: Chief Financial Officer
Date: 12/24/2025
Acknowledged and Agreed:
NEW YORK STATE URBAN DEVELOPMENT
CORPORATION D/B/A EMPIRE STATE
DEVELOPMENT
By: /s/ Kevin Younis
Name: Kevin Younis
Title: COO & Executive Deputy Commissioner
Date: 12/30/2025

Appendix A
To
Second Amendment to Lease
Exhibit B
Listing of Manufacturing Equipment
1.One (1) Two-person scissor lift (ATX ID 942)
2.One (1) One-person mobile lift (ATX ID 935)
3.One (1) Articulating one-person boom lift (ATX 935)